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                                                                    EXHIBIT 12.1

                                 THE RYLAND GROUP, INC.
            STATEMENTS RE COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                     FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND
             THE YEARS ENDED DECEMBER 31, 2000, 1999, 1998, 1997, AND 1996


                                                                                                                       Three Months
                                                                                                                          Ended
                                                                 1996        1997        1998        1999        2000    03/31/01
                                                             --------    --------    --------    --------    --------  ------------
Consolidated pretax income(loss) from continuing operations    26,397      36,470      75,158     109,336     134,840      26,594

Share of distributed income of 50%-or-less-owned
  affiliates net of equity pickup                                 539       1,334       2,602        (263)       (163)        (34)

Amortization of capitalized interest                           17,035      21,581      20,645      19,027      27,581       6,018

Interest                                                       90,529      74,950      63,410      52,764      62,610      15,134

Less interest capitalized during the period                   (16,975)    (17,636)    (18,601)    (24,397)    (34,105)     (8,879)

Net amortization of debt discount and premium
  and issuance expense                                            243          84          36          33          --          --

Interest portion of rental expense                              3,394       3,541       4,709       4,522       6,065       1,782
                                                             --------    --------    --------    --------    --------    --------

EARNINGS                                                      121,162     120,324     147,959     161,022     196,828      40,615




Interest                                                       90,529      74,950      63,410      52,764      62,610      15,134

Net amortization of debt discount and premium
  and issuance expense                                            243          84          36          33          --          --

Interest portion of rental expense                              3,394       3,541       4,709       4,522       6,065       1,782

Interest expense relating to guaranteed debt
  of 50%-or-less-owned affiliate                                   --          --          --          --          --          --
                                                             --------    --------    --------    --------    --------    --------

Fixed Charges                                                  94,166      78,575      68,155      57,319      68,675      16,916

Ratio of Earnings to Fixed Charges                               1.29        1.53        2.17        2.81        2.87        2.40

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